EXHIBIT (a)(13)


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    Compulsory Publication pursuant to Sections 27 (3) Sentence 1, and 14 (3)
        Sentence 1 of the German Securities Acquisition and Takeover Act
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                                [Celanese logo]


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                                Amendment to the
                                Reasoned Opinion
                            of the Supervisory Board

                                       of

                                   Celanese AG
                               Kronberg im Taunus


  pursuant to Section 27 of the German Securities Acquisition and Takeover Act

                 concerning the Voluntary Public Takeover Offer

                                       of

                      BCP Crystal Acquisition GmbH & Co. KG
                                    Stuttgart
                     an indirect wholly-owned subsidiary of
          Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

                       to the Shareholders of Celanese AG

                     Securities Identification Number (WKN);
             International Securities Identification Number (ISIN);
            Common Universal Security Identification Product (CUSIP):
         Celanese Shares: WKN 575300/ISIN DE 0005753008/CUSIP D 1497A101
            Tendered Celanese Shares: WKN A0AHS1/ISIN DE 000 A0AHS13
       Subsequently Tendered Celanese Shares: WKNA0AHS2/ISIN DE 000A0AHS21



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On 9 February 2004, pursuant to Section 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Ubernahmegesetz, hereinafter, "German Takeover Act"), the Supervisory Board of Celanese AG issued a Reasoned Opinion ("Opinion") concerning the voluntary public takeover offer of BCP Crystal Acquisition GmbH & Co. KG to the shareholders of Celanese AG published February 2, 2004, for the acquisition of all outstanding registered ordinary shares with no par value of Celanese AG at a purchase price of EUR 32.50 per share ("Offer").

Pursuant to Section 27 (3) and Section 14 (3) sentence 1 of the German Takeover Act, the Opinion was published at http://www.celanese.com and is available free of charge from Celanese AG (Investor Relations) at the telephone number +49 69 305 16 000. The English version of the Opinion is at the same time an exhibit to the "Solicitation/Recommendation Statement" on Schedule 14D-9 which was filed by Celanese AG with the U.S. Securities and Exchange Commission ("SEC"). Investors may inspect the "Solicitation/Recommendation Statement" pursuant to Section 14D-9 and other documents to be filed with the SEC on the SEC Web site (http://www.sec.gov). Copies of Schedule 14D-9 may also be ordered free of charge from Celanese AG (Investor Relations) by calling the telephone number +49 69 305 16 000 (in Germany) and +1 908 522 7784 (in the U.S.). At the same time,
Schedule 14D-9 was published on the Web page of Celanese AG at http://www.celanese.com.

By a letter of February 17, 2004, the SEC issued comments on the Schedule 14D-9 asking for certain clarifications and additional information . In response to the SEC's comments the Opinion of the Supervisory Board concerning the Offer must be amended.

In view of this, the Supervisory Board of Celanese AG has resolved to amend its Opinion as follows:

1. Section III.3 of the Opinion of the Supervisory Board, "Opinion on the Amount and Form of the Consideration - JP Morgan's Fairness Opinion", is amended after its second paragraph by eight additional paragraphs. The entire Section III.3. reads as follows:

         "The Celanese AG Supervisory Board retained the investment bank JPMorgan as its independent financial advisor for the purpose of providing an opinion to the Supervisory Board as to the fairness of the Offer Price from a financial point of view to Celanese AG Shareholders. In its Opinion dated February 5, 2004 (hereinafter, "Fairness Opinion of JPMorgan") which is attached in the English version to this Reasoned Opinion, JPMorgan concluded that, as of such date and based upon and subject to various factors, assumptions and limitations set forth in its opinion, the consideration to be received by the shareholders of the Company is fair, from a financial point of view to such holders.

         On February 9, 2004, a representative of JPMorgan presented the Fairness Opinion of JPMorgan to the Supervisory Board and thoroughly explained and discussed the contents, results, as well as the underlying methodology of its analysis and its opinion.


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         The full text of the written Fairness Opinion of JPMorgan, dated
         February 5, 2004, sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion. Shareholders are urged to read the opinion in its entirety. The following is a summary of the material methodologies underlying the Fairness Opinion of JPMorgan. The following summary, however, does not purport to be a complete description of the methodologies used by JPMorgan.

         CELANESE AG HISTORICAL STOCK TRADING RANGES. Using publicly available information, JPMorgan analysed the performance of the Celanese Shares since Celanese AG's spin-off from Hoechst on October 25, 1999 and for the twelve months ending December 15, 2003 and compared the share price performance of Celanese AG to the performance of the DJ Euro Stoxx chemical index over the same periods.

         GERMAN PUBLIC TRANSACTION PREMIA ANALYSIS
         JPMorgan reviewed the transaction premia paid in twenty recent German cash transactions involving publicly-listed companies and then applied mean and median transaction premia to the volume-weighted average trading prices of Celanese AG for selected periods prior to Blackstone's announcement of the Offer.

         SELECTED PUBLICLY TRADED COMPANIES ANALYSIS
         JPMorgan reviewed certain financial information, operating ratios and the multiples of enterprise value to analysts' and Celanese AG's forecasts of earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings before interest, taxes and amortization, or EBITA, of selected publicly traded companies engaged in businesses which JPMorgan deemed to be relevant to its analysis and then applied a range of multiples derived from such analysis to Celanese AG's projected EBITDA and EBITA.

         SELECTED TRANSACTIONS ANALYSIS
         JPMorgan reviewed the implied multiples of transaction value to last twelve month EBITDA and EBIT of recent transactions involving targets which JPMorgan deemed to be relevant to its analysis and then applied a range of multiples derived from such analysis to Celanese AG's last twelve month EBITDA and EBIT. JPMorgan also applied a range of multiples derived from such analysis to the last twelve month EBITDA of each of Celanese AG's divisions.

         DISCOUNTED CASH FLOW ANALYSIS
         JPMorgan conducted a discounted cash flow analysis based upon financial forecast and strategic plan data provided by Celanese AG.

         ANALYSIS OF AFFILIATES
         JPMorgan separately analyzed the at equity and at cost affiliates of Celanese AG.

         In arriving at its opinion, JPMorgan considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. As described in Section III.4 of this Opinion, the Fairness Opinion of JPMorgan was one of a number of factors taken into account by the Supervisory Board in reaching its conclusion to recommend the Offer to holders of Celanese Shares. The references to the Fairness Opinion of JPMorgan and its related analyses and methodologies in this Opinion are qualified by reference to the attached text of the written opinion."

2. Section III.4 of the Opinion of the Supervisory Board, "Opinion on the Amount and Form of the Consideration - Opinion of the Supervisory Board", is hereby amended by inserting the words "described in Section
         III.3 of this Opinion" at the end of the first sentence of the second paragraph thereof. The entire Section III.4., 2nd paragraph, 1st sentence reads as follows:


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         "Decisive for the Supervisory Board's view were primarily the Fairness
         Opinion of JPMorgan and the explanations and statements made to the Supervisory Board regarding the content, results, and the underlying methodology of analysis described in Section III.3 of this Opinion."

The foregoing amendments only relate to some parts of the Opinion of the Supervisory Board and have to be read in the context of the entire Opinion. The Supervisory Board recommends that shareholders read the amendment only together with the Opinion of the Supervisory Board. As far as the Opinion of the Supervisory Board is not explicitly changed or amended by these amendments, the version of the Opinion published on February 9, 2004, is still in effect and reflects the information available at that time and the Supervisory Board's analysis and intentions at that date.

It should be noted that each Shareholder is responsible for deciding whether or not to accept the Offer based on the information available to him and taking into account all circumstances, his individual position, and his personal assessment of the future performance of Celanese Shares. Celanese AG shareholders accepting the Offer and receiving payment of the Offer Price in U.S. dollars should consider the risk of changes in the EUR/US$ exchange rate. The Supervisory Board does not assume any liability if the acceptance or non-acceptance of the Offer by a shareholder is economically detrimental to the shareholder. The Supervisory Board is not providing any guidance as to whether any statutorily mandated consideration that may be received by Celanese AG shareholders electing not to tender into the Offer, for instance, relating to the conclusion of a domination and profit and loss agreement, a delisting, a Squeeze-out, or conversion, would be higher or lower than the Offer Price. Furthermore, reference is made to the comments set out in the Opinion, in particular with regard to the consequences of the Offer for shareholders (Section V.4. of the Opinion).

In the Opinion of the Supervisory Board as of February 9, 2004, Supervisory Board member Alan R. Hirsig expressed his intention to tender all of the Celanese Shares held by him into the Offer. Mr. Hirsig informed Celanese AG that he has changed his intention and has sold 1,539 of the Celanese Shares held by him on the New York Stock Exchange on March 1, 2004 for a price of US$ 40,33 per share. With respect to his remaining 951 Celanese Shares he informed Celanese AG that he intends not to tender these shares into the Offer for tax reasons.

Pursuant to Section 27 (3) and Section 14 (3) sentence 1 of the German Takeover Act, this amendment to the Opinion will be published at http://www.celanese.com and made available free of charge from Celanese AG (Investor Relations) at the telephone number +49 69 305 16 000. The availability of this document will be announced in the Borsen-Zeitung. This amendment to the Opinion of the Supervisory Board will be published in German and in English.



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The English version of this amendment will be included as an exhibit to the
"Solicitation/Recommendation Statement" on Schedule 14D-9 filed by Celanese AG with the SEC. Investors may inspect the "Solicitation/Recommendation Statement" on Schedule 14D-9, this amendment and other documents to be filed with the SEC on the SEC Web site (http://www.sec.gov). Copies of Schedule 14D-9 and of this amendment may also be ordered free of charge from Celanese AG (Investor Relations) by calling the telephone number +49 69 305 16 000 (in Germany) and +1 908 522 7784 (in the U.S.). At the same time, Schedule 14D-9 including this amendment will be published on the Web site of Celanese AG at http://www.celanese.com.

Kronberg im Taunus, Germany, March 3, 2004

Celanese AG

The Supervisory Board